Exhibit 99.1

PRESS RELEASE
Contact Information: Kite Realty Group Trust
Jason Colton
SVP, Capital Markets & Investor Relations
317.713.2762
jcolton@kiterealty.com

Kite Realty Group Trust Completes Disposition Program -
Fortifying Its Balance Sheet, Improving Asset Quality and Focusing on Target Markets

Indianapolis, Indiana, October 22, 2019 - Kite Realty Group Trust (NYSE:KRG) (“KRG”) announced today that it achieved the high end of its 2019 disposition guidance by selling $502 million in assets since January 1, 2019. This marks the end of Project Focus.

The properties sold by KRG traded at a weighted average cap rate of approximately 8%. The 2019 and annualized FFO impacts of this program remain as previously disclosed.

“We are extremely pleased with the results of Project Focus and the speed at which we completed our plan,” said John A. Kite, Chairman and CEO. “We said at the outset that we were going to move swiftly to capitalize on market demand and compress the dilution period. And that is exactly what we did. Our team is as good as any in the business, and it executed to perfection. We now have a top-notch balance sheet to compliment a high-quality portfolio concentrated in the southern U.S., where the population is growing and the economy is thriving.”

Project Focus and its associated impacts will be discussed in more detail on KRG’s earnings call on November 6, 2019, at 10:00am EST.

Transaction Highlights

▪	Sold twenty non-core assets for a combined $502 million at a blended cap rate of approximately 8%. The weighted average sale date for sold assets was June 2019.

Portfolio Improvement

▪	Increased ABR: The retail assets sold had a weighted average annualized base rent (ABR) of $14.66 per square foot, 20% lower than the pro forma operating portfolio ABR of $17.70.

▪	Increased geographic concentration: Following completion of the disposition program, ~65% of KRG’s net operating income (NOI) is from target markets and assets, up from ~57% as of December 31, 2018.

Balance Sheet Improvement

▪	Lowered leverage: The impact to net-debt-to-EBITDA is consistent with previously disclosed targets. Further details will be disclosed in the third quarter earnings release.

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Improved debt metrics: The outstanding debt improved to a weighted average maturity of 6.0 years and a weighted average interest rate of 3.99% as of today, versus 5.8 years and 4.11% as of December 31, 2018.

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Strengthened liquidity profile: Following the debt paydowns, KRG has limited debt maturing through 2021 and zero drawn on its line of credit. KRG’s existing line of credit capacity can pay all maturities through 2025.

Disposition List

Property	Location
Whitehall Pike	Bloomington, IN
Beechwood Promenade	Athens, GA
Village at Bay Park	Green Bay, WI
Lakewood Promenade	Jacksonville, FL
Palm Cost Landing	Palm Coast, FL
Lowe's - Perimeter Woods	Charlotte, NC
Cannery Corner	Las Vegas, NV
Temple Terrace	Tampa, FL
University Town Center	Oklahoma City, OK
Gainesville Plaza	Gainesville, FL
Bolton Plaza	Jacksonville, FL
Eastgate	Las Vegas, NV
Burnt Store	Punta Gorda, FL
Landstown Commons	Virginia Beach, VA
Lima Marketplace	Fort Wayne, IN
Hitchcock Plaza	Aiken, SC
Merrimack Village Center	Merrimack, NH
Beacon Hill	Crown Point, IN
Centre at Panola	Atlanta, GA
Publix at Acworth	Atlanta, GA

About Kite Realty Group Trust
Kite Realty Group Trust is a full-service, vertically integrated real estate investment trust (REIT) that provides communities with convenient and beneficial shopping experiences. We connect consumers to retailers in desirable markets through our portfolio of neighborhood, community, and lifestyle centers. Using operational, development, and redevelopment expertise, we continuously optimize our portfolio to maximize value and return to our shareholders. For more information, please visit our website at kiterealty.com.
Safe Harbor
Certain statements in this document that are not historical fact may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, performance, transactions or achievements, financial or otherwise, may differ materially from the results, performance, transactions or achievements, financial or otherwise, expressed or implied by the forward-looking statements. Risks, uncertainties and other factors that might cause such differences, some of which could be material, include, but are not limited to: national and local economic, business, real estate and other market conditions, particularly in light of low growth in the U.S. economy as well as economic uncertainty caused by fluctuations in the prices of oil and other energy sources and inflationary trends or outlook; the risk that KRG may not be able to successfully complete the planned dispositions on favorable terms - or at all; financing risks, including the availability of, and costs associated with, sources of liquidity; KRG’s ability to refinance, or extend the maturity dates of, its indebtedness; the level and volatility of interest rates; the financial stability of tenants, including their ability to pay rent and the risk of tenant bankruptcies; the competitive environment in which KRG operates; acquisition, disposition, development and joint venture risks; property ownership and management risks; KRG’s ability to maintain its status as a real estate investment trust for federal income tax purposes; potential environmental and other liabilities; impairment in the value of real estate property KRG owns; the impact of online retail competition and the perception that such competition has on the value of shopping center assets; risks related to the geographical concentration of KRG’s properties in Florida, Indiana and Texas; insurance costs and coverage; risks associated with cybersecurity attacks and the loss of confidential information and other business interruptions; and other factors affecting the real estate industry generally. KRG refers you to the documents filed by KRG from time to time with the SEC, specifically the section titled “Risk Factors” in KRG’s and the Operating Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which discuss these and other factors that could adversely affect KRG’s results. KRG undertakes no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.